Exhibit 10.3

September 6, 2011

To the Board of Directors of Prime Time:

This will confirm that I have agreed to provide back stop financial support for expenses necessary for working capital of PTT up to $50,000 over the course of the next twelve (12) months or until the company begins to generate positive cash flow or successfully completes a subsequent raise.

Very truly yours,

By:	/s/ Andrew Listerman
Andrew Listerman